UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         The First Philippine Fund Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    336100102
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

-------------------------                           ---------------------------
|CUSIP NO. 336100102    |           13G            |   Page  2  of   4  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        | President and Fellows of Harvard College                            |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  28,100 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  28,100 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  28,100 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.3%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)      Name of Issuer:
                       The First Philippine Fund Inc.

        1(b)   Address of Issuer's Principal Executive Offices:
                       152 West 57th Street
                       New York, NY  10019

Item 2(a)      Name of Person Filing:
                       President and Fellows of Harvard College

        2(b)   Address of Principal Business Office or, if none, Residence:
                       c/o Harvard Management Company, Inc.
                           600 Atlantic Avenue
                           Boston, MA  02210

        2(c)   Citizenship:
                       Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       336100102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

Item 4         Ownership:

        4(a)   Amount beneficially owned:
                       28,100 shares

        4(b)   Percent of Class:
                       0.3%

        4(c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                                28,100 shares




                                Page 3 of 4 Pages

               (ii)  shared power to vote or to direct the vote:

                                ---------

               (iii) sole power to dispose or to direct the disposition of:

                                28,100 shares

               (iv)  shared power to dispose or to direct the disposition of:

                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       This statement is being filed to report the fact that as of the date hereof the reporting person ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       Not Applicable.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                       By: /s/ Verne O. Sedlacek
                                           -------------------------------------
                                           Name:   Verne O. Sedlacek
                                           Title:  Authorized Signatory

February 12, 1998


                                Page 4 of 4 Pages